Exhibit 10.10

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is dated December 5, 2019 (“Effective Date”) by and between Justin Dye, an individual (hereinafter referred to as the “Employee”), and MEDICINE MAN TECHNOLOGIES, INC., a corporation duly organized under the laws of the state of Nevada and having its principal place of business at 4880 Havana Street, Suite 201 South, Denver, Colorado 80239 and its affiliates and subsidiaries (hereinafter referred to as “MMT,” the “Employer” or the “Company”). The existence of this Agreement will be announced publicly by MMT in MMT’s sole discretion.

W I T N E S S E T H:

WHEREAS, the Employer desires to employ the Employee as its Chief Executive Officer and Executive Chairman under the terms of this Agreement and the Employee desires to become employed by the Employer pursuant to the same, and;

WHEREAS, the Employee and the Employer desire to have their rights, obligations and duties specified herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.	EMPLOYMENT. Upon execution of this Agreement Employee shall become a full-time employee of Employer and shall devote a reasonable amount of his/her time necessary to properly effectuate the duties and obligations included herein to the benefit of the Employer. During the term of Employee’s employment with the Company, Employee shall report directly to the Company’s Board of Directors.

Employee shall serve as the Chief Executive Officer of the Company and the Executive Chairman of the Company and shall be responsible for oversight of all business operations of the Company. As such, he shall serve as a key officer of the Company as well as senior team member working with the other Officers of the Company as needed and as directed by the Board of Directors in furtherance of the Company’s business interests.

2.	TERM. The Employee’s employment hereunder shall be effective as of the date of this Agreement and shall continue for one (1) year from the Effective Date (the “Term”), provided that such term shall automatically renew for successive one (1) year periods unless either party gives written notice of non-renewal to the other party at least thirty (30) days prior to the end of such one (1) year period, unless otherwise terminated pursuant to Section 4 of this Agreement (the “Term”).

3.	COMPENSATION.

a.	Employer agrees to pay to the Employee during the Term of this Agreement, a base gross salary of $300,000 per annum (“Base Salary”), payable in equal installments on a bi-weekly basis, due and payable on those days of the month where Employer customarily makes salary payments to its other employees. Employer shall be responsible for deduction from each salary payment tendered to Employee herein all applicable withholding and other employment taxes imposed by state and federal tax regulations. The Employer may periodically increase Employee’s annual Base Salary at its sole discretion. The Board may grant bonuses to Employee from time to time on a quarterly basis in the Board’s discretion, which bonuses will be based on the metrics attached hereto as Schedule A.

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b.	The Company grants to Employee, effective as of the date of this Agreement (the “Date of Grant”), the option to purchase all or any part of 2,000,000 shares of the common stock of the Company (the “Common Stock”) at a purchase price that shall equal the closing price of the Company’s Common Stock as reported on the trading market in which the Common Stock trades on the Date of Grant (the “Option”). The Option shall vest and become exercisable in accordance with the following vesting schedule: (i) 500,000 shares of Common Stock subject to the Option will vest and become exercisable on the first anniversary of the Effective Date of this Agreement; (ii) an additional 500,000 shares of Common Stock subject to the Option will vest and become exercisable on the second anniversary of the Effective Date of this Agreement; (iii) an additional 500,000 shares of Common Stock subject to the Option will vest and become exercisable on the third anniversary of the Effective Date of this Agreement; and (iv) the remaining 500,000 shares of Common Stock subject to the Option will vest and become exercisable on the fourth anniversary of the Effective Date of this Agreement, such that the Option shall be fully vested as of such date.

c.	Notwithstanding the vesting schedule and conditions set forth above, 100% of the 2,000,000 shares of Common Stock subject to the Option shall vest and become exercisable in the event of a “Change in Control.” For purposes of this Agreement, “Change in Control” means (i) the purchase or other acquisition (other than from the Company) by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (excluding for this purpose, the Company or its subsidiaries or any employee benefit plan of the Company or its Subsidiaries), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 50% or more of either the then-outstanding shares of Common Stock of the Company or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors; or (ii) approval by the stockholders of the company of a reorganization, merger or consolidation, in each case with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of, respectively, the Common Stock and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation’s then-outstanding voting securities, or of a liquidation or dissolution of the Company’s or of the sale of all or substantially all of the assets of the Company.

d.	All shares of Common Stock issued pursuant to the Option to the Employee under this Agreement may be liquidated at a daily rate of no more than 5% of the preceding five (5) day average volume of the Company’s Common Stock on any given trading day. Notwithstanding the foregoing, the limits under this leak-out provision do not apply in the event of a Change in Control of the Company.

e.	During the term of the Agreement, the Employee shall be eligible to participate in Company-established incentive, stock purchase, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, group health, medical, dental, vision, life and disability insurance plans, in the same manner and at the same levels as the Company makes such opportunities available to the Company’s senior executive level employees.

f.	Employee shall be entitled to three (3) weeks of vacation (in addition to customary United Stated federal holidays) during each contract year in which he serves hereunder, in addition to the one-week period from and including Christmas Day to and including New Years’ Day, which shall be a Company-wide closure in accord with Company policies. Such vacation shall be taken at such time or times as will be determined by the Employee.

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g.	Employee and Company understand that Employee does not reside in Denver, Colorado, and that in connection with Employee’s performance of his duties hereunder, as determined by Employee, Employee will be from time to time required to travel to and spend time in Denver, Colorado. Employee and Company agree that notwithstanding any written policies relating to travel the Company may have from time to time, the Company shall reimburse Employee for (a) expenses related to travel, including first class flights, and (b) for at least the first two (2) years of the Term of housing arrangements in Denver, Colorado, in amounts as agreed between Employee and Company.

During the Term, Employee acknowledges and agrees to comply with the terms and conditions in the attached Exhibit B, Insider Trading Acknowledgement.

4.	TERMINATION.

a.	This Agreement may be terminated upon the happening of any of the following events:

i	Whenever the Employer and the Employee shall mutually agree to termination in writing;

ii	If Cause (as defined below) has occurred, Employer may at any time during the term of employment, by written notice, terminate this Agreement and discharge the Employee for Cause, whereupon Employer’s obligation to pay all unaccrued compensation and other benefits (including Severance amounts, insurance coverage, medical and hospitalization plan benefits and management incentive plan payments, if any, under this Agreement) shall cease as of the date of termination, unless determined otherwise by the Board of Directors.

As used herein, termination for Cause shall mean the Employee has (a) committed an act constituting dereliction of duties or gross negligence which has resulted in or is likely to result in a material adverse effect on the Company, but only after written notice and a thirty (30) day chance to cure, unless such a cure period would be fruitless; (b) committed a material breach of any provision of this Agreement or any obligation to the Company, in each case, which has resulted in or is likely to result in a material adverse effect on the Company, that, if curable, has not been cured by Employee within thirty (30) days of written notice from the Company describing such breach in reasonable detail; (c) refused, after notice thereof, to perform specific lawful directives within the scope of his duties given to him by the Board of Directors; (d) failed to comply with the Company’s written policies or rules during the term of this Agreement, which failure has resulted in or is likely to result in a material adverse effect on the Company, that, if curable, has not been cured by Employee within thirty (30) days of written notice from the Company describing such failure in reasonable detail; (e) deliberate misappropriated any money or other assets or properties of the Company or its subsidiaries outside of his purview; (f) made willful and unauthorized disclosures of any Company trade secrets or financial information or data which has resulted, or is likely to result, in material and demonstrable damage to Employer; (g) has diverted any corporate opportunity or committed another similarly serious conflict of interest or self-dealing incurring to Employee’s direct or indirect benefit and Employer’s detriment; or (h) been convicted of or entered a plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent), if such felony is work-related, materially impairs the Employee’s ability to perform services for the Company or results in material reputational or financial harm to the Company or its affiliates.

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iii	Upon termination without Cause, the Employee shall be entitled to the following: (A) twelve (12) months of base gross salary payable in accordance with the normal payroll practice of the Company as if such Employee was employed by the Company during such twelve (12) months; (B) any earned but unpaid bonus; (C) the number of shares of Common Stock subject to the Option that would have vested, had the Employee maintained employment with the Company through the next anniversary of the Effective Date; and (D) to be provided or be reimbursed for the full cost and expenses in respect of the same or substantially the same medical, dental, long-term disability and life insurance that Employee was provided pursuant to Section 3(e) to which Employee was entitled hereunder as of the date of termination for the 12-month period following the date of determination, provided, however, that in the case of such medical and dental insurance, that Employee makes a timely election for continuation coverage under COBRA if eligible. Together (A), (B), (C) and (D) are “Severance”.

b.	Upon termination for Cause, the Employee shall not be entitled to receive any benefits of Severance pay, unless determined otherwise by the Company.

c.	In the event the Employee decides to leave the employ of the Employer; the Employee agrees to give to the Employer at least thirty (30) days advance written notice of the date of his/her last day of employment.

5.	RECORDS.

Upon termination of this Agreement, Employee shall not be entitled to keep or preserve records of the Employer, except for any employee files or records relating to Employee. Employee hereby acknowledges a duty to Employer to cause to be kept and maintained accurate records of the Employer’s business to the extent such maintenance of files falls within his duties delegated to him by the Board from time to time. The Employee shall at any time be entitled to receive copies of his personnel files with ten (10) days’ notice to the Employer, noting that should this provision be utilized only the most recent files not provided in any earlier request shall be provided.

6.	NON-SOLICITATION/NON-COMPETE.

In consideration of the numerous mutual promises contained herein between the Company and Employee, Employee, for himself and for or on behalf of any person or business entity in any state in which the Company provides services to a customer of the Company during Employee’s employment agrees that:

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a.	Upon the Employee’s termination of his employment with the Employer (voluntary or involuntary) and for a period of 12 months thereafter (the “Restriction Period”), Employee shall not solicit any business from any customers or accounts of the Employer for the purposes of providing them services that are the Same Business (as defined below). During the Restriction Period, the Employee shall not (i) assist any third parties in soliciting the business of any customers or accounts of the Employer for the purposes or providing them services that are the Same Business; and, (ii) directly or indirectly, on his own behalf or on behalf of any other person or entity, whether as an owner, director, officer, partner, employee, agent or consultant, for pay or otherwise, render services to or engage with any person or entity (or on Employee’s own behalf, if the Employee is self-employed) that is engaged in the Same Business, or become interested in any such business, directly or indirectly, as an individual, partner, shareholder, member, manager, director, officer, principal, agent, employee, trustee, consultant, contractor or in any other relationship or capacity; provided, however, that nothing contained in this paragraph shall be deemed to prohibit Employee from acquiring, solely as an investment, up to four percent (4%) of the outstanding shares of capital stock of any corporation. For a period of twelve (12) months following the date upon which Employee ceases being an employee of the Company, Employee shall not solicit for employment, induce for the purposes of employment, recruit for employment, or participate in soliciting for employment any individual who is employed by the Company. For purposes hereof, “Same Business” means the business of: providing cannabis wholesale or retail product sales, cannabis cultivation, cannabis production, cannabis manufacturing and extraction.

b.	In the event the Employee fails to comply with any provisions of this Section 6, the Employee hereby authorizes the Employer to seek to obtain a restraining order which would restrain and enjoin the Employee or any third party being assisted by said Employee in violating such provisions.

c.	Employee hereby acknowledges that the geographic boundaries, scope of prohibited activities and the time duration of the provisions of this Section 6 are reasonable and are no broader than are necessary to protect the legitimate business interests of the Company.

7.	PROPRIETARY AND CONFIDENTIAL INFORMATION.

a.	For purposes herein, Employer’s proprietary and confidential information and trade secrets (hereinafter “Proprietary and Confidential Information”) includes:

i	Information concerning Employer’s business, product development, marketing analysis, and related information including prices, terms and other trade secrets related to Employer’s customer lists and customers’ business affairs, and related information;

ii	Discoveries, concepts and ideas; techniques and processes, whether copyrightable or not, including, but not limited to, techniques, data and improvements thereof, concerning present or future activities of Employer, and any products, potential products or prototype concepts of Employer;

iii	Information relating to research, development, invention, purchasing, merchandising and marketing; and

iv	Any proprietary and confidential information relating to research and development undertaken by Employer, its successors and assigns.

Notwithstanding the foregoing, Proprietary and Confidential Information shall not include information which is: (a) of record known or in the files of Employee at time that Employer’s Proprietary and Confidential Information is disclosed to Employee and received from Employer; or (b) either has become or becomes available to the public through no fault of Employee; or (c) is received by Employee, from any third party which has the right to disclose it.

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b.	With respect to its Proprietary and Confidential Information as defined in (a) above, Employer retains all rights and interest, which rights include but are not limited to: patent, process patent, copyright, trademark, trade secret or any other form of proprietary right. Employee agrees that all Proprietary and Confidential Information of Employer is protected by law and may not be used or disclosed by Employee except pursuant to Employee’s discharge of his duties to the Company or as instructed by the Board. Except to the extent instructed by the Board, Employee agrees to safeguard Employer’s Proprietary and Confidential Information with no less care than he would reasonably use in safeguarding his own valuable proprietary information and trade secrets. Except to the extent pursuant to Employee’s discharge of his duties to the Company or as instructed by the Board, Employee agrees to take appropriate steps to preserve the complete confidentiality of Employer’s Proprietary and Confidential Information by all appropriate measures.

c.	Employee agrees that, except as required by Employer or as reasonably necessary in performance of his duties for Employer or as instructed by the Board, he will:

i	not copy or duplicate Employer’s Proprietary and Confidential Information, nor allow anyone else to copy or duplicate the same, without the written permission of Employer;

ii	not directly or indirectly use, sell, disseminate or otherwise disclose Employer’s Proprietary and Confidential Information;

iii	not create or attempt to create or authorize others to create, duplicate or derivative works containing all or part of Employer’s Proprietary and Confidential Information;

iv	upon termination of this Agreement, to the extent reasonably possible return all of Employer’s Proprietary and Confidential Information which is within Employee’s possession or control at that time to Employer; and

v	notify Employer immediately upon learning of any unauthorized possession, use or disclosure of Employer’s Proprietary and Confidential Information to which Employee has had access under this Agreement. Employee will promptly furnish Employer all known details of such unauthorized possession, use or disclosure and will cooperate at Employer’s sole expense with Employer in any litigation against any parties undertaken by Employer to protect its rights to its Proprietary and Confidential Information. Employee’s compliance with this subparagraph shall not be construed as a waiver of any of Employer’s rights under this Agreement.

d.	In the event of a breach or threatened breach by Employee of the provisions of this Agreement, Employer shall be entitled to seek an injunction restraining Employee from such breach, and Employer may also pursue any and all other remedies available to it for threatened or actual breach, including recovery of damages from Employee.

e.	In addition to the other requirements of this Section 7, for the good and valuable consideration in this Agreement, Employee has agreed to comply with the attached Exhibit A, Employee Invention Assignment.

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8.	NON-DISPARAGEMENT. Except as otherwise required by law, neither the Company nor Employee shall make any statements that are professionally or personally disparaging about or adverse to the interests of the other party, including but not limited to any statements that disparage any person, service or capability of the other party, and each such party agrees not to engage in any conduct that is intended to harm professionally or personally the reputation of any party to this Agreement; provided, that the Company shall cause its employees and directors to comply with the provisions of this Section 8 as if its employees and directors made the covenant in this Section 8 and shall be liable to Employee for any breach by any of its employees or directors for such covenant as if they were a party hereto.

9.	NAME & LIKENESS RIGHTS. During the Term, Employee hereby authorizes the Company to use, reuse, and to grant others the right to use and reuse, Employee’s name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed (including, but not limited to, film, video and digital or other electronic media), for any purposes related to the Company’s business, such as marketing, advertising, credits, and presentations. The Company agrees to indemnify and hold Employee harmless from any and all claims or causes of action, established or otherwise, arising from or relating to the Company’s use of name or likeness of Employee.

10.	OTHER ACTIVITIES. Subject to the provisions contained in Section 6, Section 4 a. ii., and any and all fiduciary obligations owed to the Company, the Company agrees and acknowledges that (a) Justin Dye is a principal of Dye Capital & Company, LLC, a private equity firm (collectively with its affiliates, “Dye Capital”) that invests in various companies across industries, (b) none of the activities of Dye Capital or Justin Dye on behalf of Dye Capital, shall in and of themselves constitute a breach of this Agreement or constitute Cause, (c) and the provisions of Sections 6 and 7 of this Agreement shall not in and of themselves prevent Dye Capital from engaging in its investment activities except to the extent Employee actually breaches any of the provisions thereof.

11.	NOTICES. Any notices or other communications given hereunder shall be complete upon certified mailing to that party, in the case of the Company, to the Company’s Board at the address of the Company’s principal office, and in the case of Employee, to the most recent address provided by Employee to Company.

12.	SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the terms of this Agreement, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and in lieu of each such illegal, invalid and unenforceable provisions there shall be added automatically as part of this Agreement a provision similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

13.	MANDATORY ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Such Arbitration shall take place in the City and County of Denver, Colorado.

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14.	ATTORNEYS FEES AND COSTS. In the event of a dispute arising between the parties hereto, and said dispute becomes subject to any arbitration and/or litigation relating to the rights, duties and/or obligations arising out of this Agreement, the prevailing party in such action shall be entitled to recover all applicable costs of said action, including but not limited to, reasonable attorney’s fees.

15.	AMENDMENTS. This Agreement may only be amended by the mutual consent of all the parties hereto, which Amendment shall be in writing duly executed by the parties.

16.	ENTIRE AGREEMENT. This Agreement constitutes the entire understanding and agreement between the parties hereto with regard to all matters herein. This Agreement supersedes and replaces any and all such prior agreements and understandings. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto.

17.	JURISDICTION. This Agreement shall be construed in accordance with the laws of the State of Colorado.

18.	NON-WAIVER. A delay or failure by either party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right herein.

19.	BINDING EFFECT. The provisions of this Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns.

20.	SECTION 409A. This Agreement and the various provisions within it are intended to either be exempt from or to meet the requirements of Section 409A of the Code, and shall be interpreted and construed consistent with that intent.

a.	Payments with respect to reimbursements of expenses or benefits or provision of fringe or other in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense or benefit is incurred. The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year.

b.	A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this letter agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

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c.	Notwithstanding any other payment schedule provided herein to the contrary, if the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment that is considered “nonqualified deferred compensation” under Section 409A of the Code payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six-month period measured from the date of the Employee’s “separation from service”, and (B) the date of the Employee’s death (the “Delay Period”) to the extent required under Section 409A of the Code. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 20 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Employee in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above.

MEDICINE MAN TECHNOLOGIES, INC.

/s/ Paul Dickman

Paul Dickman, Director

/s/ Justin Dye

Justin Dye, Employee

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Schedule A

Bonus Metrics

[to be determined and memorialized during Q1 2020]

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Exhibit A

Employee Invention Agreement

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Exhibit B

Insider Trading Acknowledgment

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